Exhibit 10.3

PLACEMENT AGENT AGREEMENT

PRIVATE INVESTMENT IN PUBLIC EQUITY

September 20, 2022

Dave Pross

CEO

Mobile Global Esports, Inc.

616 South El Camino Real, Suite H

San Clemente, CA 92672

Dear Mr. Pross:

The purpose of this Placement Agent Agreement (the “Agreement”) is to set forth the terms and conditions pursuant to which WestPark Capital, Inc. (“WPC” or “WestPark”) will act as Placement Agent with respect to a Private Investment in Public Equity (“PIPE”) for Mobile Global Esports, Inc., and its related and affiliated entities (the “Company”) of up to $6 million of the Company’s common stock of other securities (the “Offering”). The terms of such Offering shall be mutually agreed upon by the Company and the investor(s). WPC’s engagement under this Agreement shall be exclusive for a period 30 days after the date hereof. The identities of the investors to which WPC introduces the Company shall be proprietary information of WPC and shall not be divulged to third parties by the Company, nor used by the Company outside the scope of WPC’s engagement as described herein, other than as required by applicable law.

In consideration of the services rendered by WestPark under this Agreement, the Company agrees to pay WestPark the following fees and other compensation:

(a)	A cash fee payable immediately upon the closing of any portion of the Offering equal to 9% of the aggregate capital raised.

(b)	WestPark will be reimbursed by the Company $75,000 for legal expenses, to be paid out of the closing of the Offering.

(c)	The Company shall issue to WestPark or its designees at the Closing, warrants (the “Placement Agent’s Warrants”) to purchase 9% of the aggregate number of securities sold in the Offering. The Placement Agent’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the five-year period commencing from the closing of the Offering, at an exercise price per share equal to 110% of the price paid for securities by investors in the Offering. The Placement Agent’s Warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights) and customary anti-dilution provisions, and will have a cashless exercise provision.

The Company hereby grants WestPark the right of first refusal on all public and private financings, as well as merger and acquisition assignments, during the term of this Agreement and during a 12 month period after the closing of the Offering.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles. Any dispute arising out of this Agreement shall be settled by binding arbitration in Los Angeles County, California before a single arbitrator, who shall enforce the plain terms of this agreement, notwithstanding any law or policy to the contrary. The Company shall indemnify WPC against any liabilities arising under the Securities Act of 1933, as amended, attributable to any information supplied or omitted to be supplied to any investor by the Company pursuant to this Agreement, except any liabilities that arise from (i) the gross negligence or willful misconduct of WPC or (ii) the distribution by WPC of any information regarding the Company after such time as the Company shall have notified WPC in writing that such information may be inaccurate or misleading or (iii) in the event that any information provided to the Company for inclusion in the Offering documents is false or misleading. In no event shall the Company be liable for any settlement entered into without the Company’s prior written consent, such consent not to be unreasonably withheld. The Company acknowledges and agrees that WPC is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any person by virtue of this Agreement or the retention of WPC hereunder, all of which are hereby expressly waived. You further agree that we may rely upon, and are a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any agreements with investors in the Offering.

1800 Century Park East, Suite 220, Los Angeles, CA 90067, Ph (310) 843-9300, Fax (310) 843-9304

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours,

WestPark Capital, Inc.

By:	/s/ Wendy Kretschmer
	Name:	Wendy Kretschmer
	Title:	CEO

Agreed to and accepted

As of the dated first written above:

Mobile Global Esports, Inc.

By:	/s/ Dave Pross
	Name:	Dave Pross
	Title:	CEO

1800 Century Park East, Suite 220, Los Angeles, CA 90067, Ph (310) 843-9300, Fax (310) 843-9304